EXHIBIT 99.1

                                NEWS RELEASE

For Further Information

Contact:    Union Trust Company             September, 2004
            Jeannie Merchant

Telephone:  667-2504

For Immediate Release

                          UNION TRUST COMPANY NAMES

                     KAREN STANLEY TO BOARD OF DIRECTORS

Ellsworth - Peter A. Blyberg, President and Chief Executive Officer of Union Bankshares Company, parent company for Union Trust Company is pleased to announce the recent appointment of Karen W. Stanley to the Board of Directors.

Stanley, co-owner of Stanley Subaru in Ellsworth has an extensive corporate career including sales management and marketing experience with large national corporations. In 1982 she held the position of Vice President, Personal Banking for Overseas Executives with Citibank N.A., managing and promoting expatriate services for Fortune companies around the globe.

"We are fortunate to add such an experienced individual and civic leader to our Board," stated Peter Blyberg. "Karen's management expertise and background in sales and marketing will be a valuable asset to our board."

The Ellsworth Area Chamber of Commerce recognized Stanley in 2004 as the Corporate Citizen of the year. She is Treasurer of the Board of Trustees for Maine Coast Memorial Hospital where she also sits on the QI and Strategic Planning Committees. She is President of the Board of Directors for Hospice of Hancock County and a member of the Boards of Hospice Regatta of Maine, DEAN, Coastal Acadia Development Corporation and the Castine Arts Association.

"I look forward to working with a highly experienced board and most capable senior management team who together are committed to providing exceptional banking services through the community," stated Stanley.

Established in 1887, Union Trust Company is a full-service, independent, community bank that is locally owned and operated. From fifteen offices Union Trust provides a variety of banking, brokerage, insurance, retirement, employee benefit, investment, personal trust and financial planning services to individuals, businesses, municipalities, and non-profit organizations along the coast of Maine from Waldoboro to Machias. Union Trust takes pride in delivering personalized, responsive service and developing quality, innovative products for its customers. Employing over 170 people, Union Trust has a documented record of consistent earnings growth. As of June 30, 2004, consolidated assets were in excess of $473 million. Union Trust can be found on the Internet at www.uniontrust.com.